Issuer Free Writing Prospectus dated April 13, 2021
Filed Pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus dated March 23, 2021
Registration Statement No. 333-253482
COINBASE GLOBAL, INC.
This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333-253482) (the “Registration Statement”) that Coinbase Global, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.
On April 13, 2021, the Company issued a press release that supplements and updates the information contained in the Registration Statement. A copy of the press release is attached as Appendix A.
The Company has filed a registration statement (including a prospectus) with the SEC relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the prospectus may be obtained from the investor relations page on the Company’s website at investor.coinbase.com under the “SEC Filings” section.
Appendix A
Coinbase Announces Update Regarding Conversion of Shares of Class B Common Stock to Shares of Class A Common Stock
Remote-First-Company/PORTLAND--(BUSINESS WIRE)-- Coinbase Global, Inc. (“Coinbase”), today announced that, as of April 12, 2021, there are 130.7 million shares of Class A common stock (“Class A common stock”) outstanding and 68.5 million shares of Class B common stock (“Class B common stock” and together with the Class A common stock, “Common Stock”) outstanding.

Coinbase also announced that, as of April 12, 2021, Coinbase had a fully diluted capitalization of 261.3 million shares of Common Stock. This fully diluted capitalization share count includes the shares of Common Stock outstanding and all outstanding stock options and restricted stock units but does not include shares of Common Stock reserved for future issuance under Coinbase’s equity compensation plans or its Pledge 1% commitment.

Only shares of Class A common stock will be listed for trading on the Nasdaq Global Select Market. Trading of shares of Class A common stock is expected to commence on April 14, 2021. Each outstanding share of Class B common stock is convertible, at any time, at the option of the holder, into one share of Class A common stock.

Coinbase has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (“SEC”) that registers for resale shares of Class A common stock and that was declared effective on April 1, 2021. A copy of the prospectus related to the registration statement may be obtained by visiting EDGAR on the SEC website or via the investor relations page on Coinbase’s website at investor.coinbase.com under the “SEC Filings” section.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding the date on which Coinbase’s Class A common stock will be available for trading on the Nasdaq Global Select Market. The words “believe,” “may,” “will,” “potential,” “anticipate,” “intend,” “expect,” “could,” and “would,” and similar expressions are intended to identify forward-

looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: whether or not Coinbase will consummate the proposed public direct listing, prevailing market conditions, investor demand for shares of Coinbase’s Class A common stock, and the impact of general economic, industry or regulatory conditions in the United States or internationally. Further information on risks that could affect Coinbase’s business and the proposed public direct listing are included in Coinbase’s filings with the SEC including the Form S-1/A filed on March 23, 2021. Except as required by law, Coinbase assumes no obligation to update these forward-looking statements.

About Coinbase
Coinbase is building the cryptoeconomy – a more fair, accessible, efficient, and transparent financial system enabled by crypto. The company started in 2012 with the radical idea that anyone, anywhere, should be able to easily and securely send and receive Bitcoin. Today, we offer a trusted and easy-to-use platform for accessing the broader cryptoeconomy.
Contacts
Press: press@coinbase.com
Investors: investor@coinbase.com